THIS CALL OPTION  AGREEMENT  (this  "Agreement"),  dated as of
February 20 1998, between Birmingham Syn Fuel, L.L.C., an Oregon limited liability company ("Birmingham"), on the one hand, and Covol Technologies, Inc., a Delaware corporation ("Covol"), on the other hand.

                  WHEREAS, Reference is made to that certain Alabama Project Purchase Agreement, dated as of March 20, 1997 as amended by letter agreements dated June 27, 1997, July 7, 1997, August 28, 1997, December 12, 1997 and February 20, 1998 (the "Purchase Agreement") by and between Covol and Alabama Synfuel #1 Ltd., a Delaware limited partnership ("Alabama Synfuel"), as Sellers, on the one hand, and Birmingham, as Buyer on the other hand. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement.

                  WHEREAS, the parties are mutually unwilling to close the transfer of the Alabama Project under the Purchase Agreement unless each of the parties hereto executes and delivers, and agrees to be bound by the terms of this Agreement.

                  WHEREAS, each party hereto has received and will receive material, direct or indirect benefits, by virtue of the execution, delivery and performance by the other parties of the obligations under the Purchase Agreement and the other Transaction Documents, it being acknowledged by each party hereto that this Agreement is given in consideration of, among other things, such benefits received and to be received by each party hereto and is not gratuitous.

                  NOW THEREFORE, in consideration of the foregoing and the mutual promises and undertakings in this Agreement and the other Transaction Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


         1. Grant of Call Option. Birmingham hereby grants to Covol a call option to require Birmingham to sell all of the right, title and interest of Birmingham in the Alabama Project and in all the Transaction Documents
(excluding (i) any Shares (as such term is defined in the Loan Agreement) received pursuant to the exercise of conversion rights under the Loan Agreement, and (ii) all rights under the Registration Rights Agreement (as such term is defined in the Loan Agreement; such non-excluded interests collectively referred to as the "Interest") on the following terms and conditions:

                  (a) The call option granted hereby (the "Option") may only be exercised during the Option Period (as defined below); provided, however, that the Option may not be exercised at any time there has occurred and is continuing any Default or Event of Default with respect to the payment of money by Covol or any Affiliate of Covol (including, without limitation, Alabama Synfuel #1, Ltd., a Delaware limited partnership) to any of the PFS Parties under any of the Transaction Documents (unless such Default or Event of Default has been waived by the PFS Parties; it being acknowledged by the parties hereto that any such waiver shall be in the sole discretion of the PFS Parties).

                  (b) For purposes hereof, the period beginning the first Business Day immediately succeeding January 1, 2010 and ending sixty (60) days thereafter shall be the "Option Period".

                  (c) The Option shall be exercisable by irrevocable written notice (the "Option Notice") given to Birmingham by Covol at any time during the Option Period. The Option Price (defined below) shall be payable in immediately available U.S. funds on the closing date, which shall be a date, selected by Covol, not more than the later of (i) sixty (60) days after the receipt by Birmingham of the Option Notice or (ii) ten (10) Business Days after receipt of the appraisal contemplated under subclause (d) below.

                  (d) The "Option Price" for the Interest shall be equal to the fair market value of the Interest, which shall be set by mutual agreement of the parties hereto; provided, however, that in the event that at the time of the exercise of the option hereunder there is an outstanding Event of Default under any of the Transaction Documents, the occurrence of which adversely effects the fair market value of the Interest, the fair market value of the Interest shall be determined as if such Event of Default had not occur; provided, further, that, if the parties cannot agree on the Option Price within fifteen (15) Business Days after the receipt by Birmingham of the Option Notice, the Option Price shall be determined as follows:

                  (i) Subject to subclause  (ii)  hereof,  the fair market value shall be determined by an independent appraiser(s) experienced in appraising similar projects in the Southeastern United States, who shall be mutually agreed to by Birmingham and Covol; provided, however, if they cannot agree within ten (10) Business Days after the Option Notice, then Birmingham, on the one hand, and Covol, on the other hand, shall each appoint an appraiser within the next succeeding ten (10) Business Days and such appraisers shall jointly determine the fair market value of the Interest; provided, further, that if either Birmingham, on the one hand, or Covol, on the other hand, shall fail to appoint an appraiser within such 10-Business Day period, the determination of fair market value of the Interest by the single appraiser appointed shall be final; provided, further, that if two appraisers shall be appointed and within twenty (20) Business Days after the appointment of the latter of such two appraisers, such two appraisers cannot agree upon such amount, such two appraisers shall, within 5 Business Days after such 20-Business Day period, appoint a third appraiser and such amount shall be determined by such three appraisers, who shall make their separate appraisals within ten (10) Business Days following the appointment of third appraiser, and any determination so made shall be final; provided, further, that, if no such third appraiser is appointed within such 5-Business Day period, either Birmingham, on the one hand, or Covol, on the other hand, may apply to the Salt Lake City Office of the American Arbitration Association to make such appointment, and Birmingham and Covol shall be bound by any appointment so made;

             (B) If three  appraisers  shall be appointed as contemplated  under subclause (A) and the difference between the determination which is farther from the middle determination and the middle determination is more than 125% of the difference between the middle determination and the third determination, then such farther determination shall be excluded, the remaining two determinations shall be averaged and such average shall be final and binding upon Birmingham and Covol; otherwise, the average of all three determinations shall be final and binding upon Birmingham and Covol;

             (C) The expenses of the appraisal procedure shall be borne by Covol.

    2. Releases. Upon payment of the Option Price, each of the parties hereto(and any Affiliate of any such parties) shall be automatically released from any further obligations under the Transaction Documents (except for the obligations under this Agreement and obligations and liabilities arising out of an outstanding Event of Default under any of the Transaction Documents arising prior to the exercise by Covol of the option hereunder).

    3. Delivery of Interests; AS-IS. Upon payment in full of the Option Price, Birmingham shall transfer to Covol all of its Interest. Birmingham shall only be required to represent that it is transferring its entire Interest, that it has made no prior transfers with respect to its Interest and that it has not encumbered its Interest with any Liens. EXCEPT AS EXPRESSLY SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE, THE TRANSFER OF THE INTEREST SHALL BE MADE "AS IS," AND NEITHER BIRMINGHAM NOR ANY AFFILIATE THEREOF SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, NOW OR HEREAFTER AS TO ANY OTHER MATTER RELATING TO THE INTERESTS, INCLUDING, WITHOUT LIMITATION, (A) AS TO THE VALUE OF THE INTERESTS, OR THE VALUE, CONDITION, DESIGN, OPERATION, MERCHANTABILITY, QUALITY OF MATERIAL OR WORKMANSHIP, FITNESS FOR USE OR FOR A PARTICULAR PURPOSE, MAINTENANCE, OR MARKETABILITY OF THE ALABAMA PROJECT, (B) AS TO THE CREDITWORTHINESS OF ANY OBLIGOR UNDER ANY DOCUMENT, OR (C) AS TO THE ENFORCEABILITY OF ANY TRANSACTION DOCUMENT.

    4. Further Assurances. Each party agrees, at the request of the other party, at any time and from time to time after the exercise of the Option, to execute and deliver all such further documents, and to take and forbear from all such action, as may be reasonably necessary or appropriate in order more effectively to perfect the transfers of rights contemplated herein or otherwise to confirm or carry out the provisions of this Agreement.

    5. Notices. All notices to or demands or requests of the parties hereto shall be given pursuant to the terms of the Purchase Agreement.

    6.       Interpretation.

             (a) Ambiguities. The parties acknowledge that each party and its counsel has materially participated in the drafting of this Agreement and the other Transaction Documents; consequently, the rule of contract interpretation, that ambiguities, if any, in a writing be construed against the drafter, shall not apply.

             (b) Headings. The section headings in this Agreement are included for convenience only; they do not give full notice of the terms of any portion of this Agreement and are not relevant to the interpretation of any provision of this Agreement.

             (c) Governing Law. The parties intend that this Agreement shall be governed by and construed in accordance with the laws of the State of Utah applicable to contracts made and wholly performed within Utah by persons domiciled in Utah (without regard to choice of law rules).

             (d) Calculation of Time Periods. In the computation of any period of time provided for in this Agreement, the day of the act or event from which the period of time runs shall be excluded, and the last day of the period shall be included, unless it is a Saturday, Sunday, or bank holiday under federal or Utah law, in which case the period shall be deemed to run until the end of the next day that is not a Saturday, Sunday, or bank holiday under federal or Utah law.

             (e) Severability. Any provision of this Agreement that is deemed invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining provisions of this Agreement. Furthermore, in lieu of each such invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

    7. Integration; Amendment. This Agreement, together with the other Transaction Documents, constitutes the entire agreement of the parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations, or warranties other than those contained herein and/or in the
Transaction Documents. The Transaction Documents supersede all prior communications, representations, or agreements, verbal or written, among the parties relating to the subject matter hereof. This Agreement may not be amended except in writing signed by the parties hereto.

    8. Waiver. No provision of this Agreement shall be deemed to have been waived unless such waiver is in writing signed by the waiving party. No failure by any party to insist upon the strict performance of any provision of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach, of such provision or of any other provision. No waiver of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement or a waiver of such provision with respect to any subsequent breach, unless expressly provided in writing.

    9.       Expenses; Sales Taxes; Attorneys' Fees.

             (a) Expenses. Covol shall pay to Birmingham on demand all reasonable out-of-pocket costs and expenses incurred by Birmingham (including the fees and charges of counsel) in connection with the preparation, execution and delivery of any documentation required to effect the provisions of this Agreement.

             (b) Sales Taxes. Covol shall be responsible for and shall indemnify, reimburse, and hold Birmingham harmless against all sales, use, transfer or similar taxes which may be imposed by any Federal, State or local authority in connection with the exercise of the Option and the transfer of the Interests hereunder.

             (c) Attorneys' Fees. If any suit or action arising out of or related to the this Agreement is brought by any party to any such document, the prevailing party or parties shall be entitled to recover the costs and fees (including without limitation reasonable attorneys' fees, the fees and costs of experts and consultants, copying, courier and telecommunication costs, and deposition costs and all other costs of discovery) incurred by such party or parties in such suit or action, including without limitation any post-trial or appellate proceeding.

    10. Late Payments. Any amount payable by any party hereunder not paid when due shall bear interest at the lesser of the maximum rate permitted by applicable law or the "Default Interest Rate" (as such term is defined in the Loan Agreement) payable on demand, from the date when due until paid in full.

    11. Binding Effect; Termination. This Agreement shall bind and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors, heirs, and permitted assigns. In the event that the Option Period has elapsed and the Option has not been exercised, then this Agreement shall terminate and be of no further force and effect.

    12. Third-Party Beneficiary Rights. No person not a party to this Agreement is an intended beneficiary of this Agreement, and no person not a party to this Agreement shall have any right to enforce any term of this Agreement.

    13. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement binding on all the parties, notwithstanding that all parties are not signatories to the same counterpart.

             IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


                                       COVOL TECHNOLOGIES, INC.



                                       By: /s/ Brent M. Cook
                                          -----------------------
                                           Name: Brent M. Cook
                                           Title:President


                                       BIRMINGHAM SYN FUEL, L.L.C.



                                       By: /s/ Reynold Roeder
                                          ---------------------
                                           Name: Reynold Roeder
                                           Title:Vice President